UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GREENHUNTER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-4864036
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1048 TEXAN TRAIL
GRAPEVINE, TEXAS	76051
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $.001 per share	The American Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: ___(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Item 1.     Description of Registrant’s Securities to be Registered.
     The authorized common stock of GreenHunter Energy, Inc. (the “Company”) consists of 90,000,000 shares with a par value of $0.001 per share. The holders of the shares of common stock are entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Company, subject to any preferential payments which the holders of the shares of any series of the Company’s preferred stock are entitled. All shares of common stock are identical with each other in every respect. The shares of common stock entitle the holders thereof to one vote for each share upon all matters which stockholders have the right to vote. No stockholder of the Company will, solely by reason of holding shares, have any preemptive or preferential right to purchase or subscribe for any shares of the Company, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors of the Company may authorize the issuance of, and the Company may issue, shares of any class of the Company, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to existing holders of any class of stock of the Company. Stockholders of the Company do not have the right of cumulative voting for the election of directors or for any other purpose.
     Pursuant to the Bylaws of the Company, the Board of Directors of the Company must, among other things, approve and/or recommend or submit to stockholders any of the following: merger; consolidation; sale, lease (as lessor), exchange or other disposition of all or substantially all the property and assets of the Company; or dissolution.
     Pursuant to the Articles of Incorporation of the Company, the Company is not governed by Section 203 of the Delaware General Corporation Law.
Item 2. Exhibits.

Exhibit
Number	Exhibit Title

3.1	Certificate of Incorporation of the Company (Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the SEC on August 21, 2007)

3.2	Certificate of Amendment of Certificate of Incorporation of the Company (Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed with the SEC on August 21, 2007)

3.3	Bylaws of the Company (Incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10 filed with the SEC on August 21, 2007)

4.1	Certificate of Designations of 2007 Series A 8% Convertible Preferred Stock (Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 filed with the SEC on August 21, 2007)

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENHUNTER ENERGY, INC.
By:	/s/ Morgan F. Johnston
Morgan F. Johnston
Senior Vice President, General Counsel and Secretary

Date:   December 21, 2007